Exhibit 5.1
November 6, 2006
MOORE & VAN ALLEN PLLC
Attorneys at law
Suite 4700
100 North Tryon Street
Charlotte, NC 28202-4003
MedCath Corporation
10720 Sikes Place
Suite 300
Charlotte, North Carolina 28277

Re:	MedCath Corporation Registration Statement on Form S-3 (Reg. No. 333-137756)
Ladies and Gentlemen:
We have acted as counsel to MedCath Corporation, a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), on Form S-3 of 6,000,000 shares (the “Initial Shares”) of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), and up to 900,000 shares (the “Option Shares”) of Common Stock upon the exercise of the over-allotment option granted to the several underwriters named in the registration statement relating to the Shares (as defined below) (the “Registration Statement”). The Initial Shares and the Option Shares (to the extent the aforementioned option is exercised) are herein collectively referred to as the “Shares,” the 1,700,000 Initial Shares to be sold by the Company are herein collectively referred to as the “Primary Shares” and the 4,300,000 Initial Shares and the Option Shares to be sold by the selling stockholders named in the Registration Statement are herein collectively referred to as the “Secondary Shares.” The Shares will be sold pursuant to an Underwriting Agreement by and among the Company, the selling stockholders, Citgroup Global Markets Inc., Wachovia Capital Markets, LLC, Deutsche Bank Securities Inc, Banc of America Securities LLC, Raymond James & Associates, Inc. and Stephens Inc. as representatives of the several underwriters named in the Registration Statement (the “Underwriting Agreement”).
We have reviewed such documents and considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinions contained herein. Where we have considered it appropriate, as to certain facts we have relied, without investigation or analysis of any underlying data contained therein, upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company.

MedCath Corporation
November 6, 2006

Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective under the Act; (ii) the Underwriting Agreement has been duly executed and delivered; and (iii) certificates representing the Primary Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, and have been delivered to and paid for by the Underwriters at a price per share not less than the per share par value of the Common Stock as contemplated by the Underwriting Agreement, the issuance and sale of the Primary Shares will have been duly authorized, and the Primary Shares will be validly issued, fully paid and nonassessable. Based upon and subject to the foregoing, we are of the opinion that the Secondary Shares have been duly authorized and are validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus included therein.
Very truly yours,
MOORE & VAN ALLEN, PLLC
/s/ Moore & Van Allen PLLC